Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Form SB-2 Registration Statement of our report dated March 31, 2006 on our audits of the financial statements of BidGive International, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004.

Child, Van Wagoner & Bradshaw

Child, Van Wagoner & Bradshaw, PLLC

Kaysville, Utah

July 25, 2006